Exhibit 2.1


                           PURCHASE AND SALE AGREEMENT

                      FOR BRIDGEPOINT SQUARE, AUSTIN, TEXAS


                                     BETWEEN


                     HEALTH AND RETIREMENT PROPERTIES TRUST,
                     A MARYLAND REAL ESTATE INVESTMENT TRUST

                                    AS BUYER


                                       AND


                        INVESTORS LIFE INSURANCE COMPANY
                                OF NORTH AMERICA
                                       AND
                          FAMILY LIFE INSURANCE COMPANY

                                   AS SELLERS



                             AS OF NOVEMBER 19, 1997


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                                    EXHIBITS

Exhibit A       Land
Exhibit B-1     Special Warranty Deed of Investors Life Insurance Company
                  of North America
Exhibit B-2     Special Warranty Deed of Family Life Insurance Company
Exhibit C-1     Special Warranty Bill of Sale of Investors Life Insurance
                  Company of North America
Exhibit C-2     Special Warranty Bill of Sale of Family Life Insurance Company
Exhibit D-1     Assignment and Assumption of Leases of Investors Life Insurance
                  Company of North America
Exhibit D-2     Assignment and Assumption of Leases of Family Life Insurance
                  Company
Exhibit E       Copy of Confidentiality Agreement - Principal
Exhibit F       Form of Notice Letter sent to Tenants of
                  Investors Life Insurance Company of North America
Exhibit F       Form of Notice Letter sent to Tenants of Family Life Insurance
                  Company
Exhibit G       Assignment and Assumption of Warranties and Guaranties of
                  Investors Life Insurance Company of North America
Exhibit G       Assignment and Assumption of Warranties and Guaranties of
                  Family Life Insurance Company
Exhibit H       Surveyors Certificate

Schedule 11(b)  Personal Property
Schedule 33     Lease Commissions and Unfunded Tenant Improvements

                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (this "Agreement") is entered into as of November 19, 1997 ("Effective Date"), by and between HEALTH AND RETIREMENT PROPERTIES TRUST, a Maryland real estate investment trust ("Buyer") and INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA, a Washington corporation
("Investors") and FAMILY LIFE INSURANCE COMPANY, a Washington corporation ("Family Life") (Investors and Family Life are hereinafter referred to jointly as "Seller" or "Sellers").

                                    RECITALS

         Sellers are the owners of Bridgepoint Square, a multiple office building project ("Project") located at 6300 Bridgepoint Parkway, Austin, Travis County, Texas 78730 on adjoining tracts of land legally described as Lot One
(1), HIDDEN VALLEY, PHASE B, a subdivision in Travis County, Texas ("Lot 1, Phase B") and Lot Two (2), HIDDEN VALLEY, PHASE A, a subdivision in Travis County, Texas ("Lot 2, Phase A").

         The Project is composed of five office buildings and three parking garage structures. Bridgepoint One, Bridgepoint Two, Bridgepoint Three, Bridgepoint Four and two parking garage structures are located on Lot 1, Phase B, and are owned by Investors. Bridgepoint Five and one parking garage structure are located on Lot 2, Phase A, and are owned by Family Life.
Investors and Family Life are affiliated companies.

         Sellers desire to sell and Buyer desires to purchase the Property upon the terms and conditions hereinafter set forth.

                                    AGREEMENT

         In consideration of the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers hereby covenant and agree as follows:

1.       Conveyance of Property

         1.1 On the terms and subject to the conditions set forth in this Agreement, Sellers will sell, convey and assign to Buyer, and Buyer will buy and accept from Sellers, all of the following ("Property"):

                  1.1(a) the land in Austin, Texas, being more specifically described in the legal description on Exhibit A (the "Land"), together with all rights and interests appurtenant thereto, including without limitation, all (i) adjacent streets, alleys, rights-of-way and any adjacent strips or gores of real estate; (ii) buildings, structures and other improvements, fixtures and landscaping located on the Land (the "Improvements"); and (iii) rights, titles and interests appurtenant to the Land and Improvements, including


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                           without limitation, all easements benefiting the Land
                           and all reversionary interests in the Land and the Improvements (the "Appurtenances");

                  1.1(b) equipment and other tangible personal property located on and used in connection and associated with the ownership, maintenance, management and operation of the Land and Improvements and owned by Sellers including without limitation those described in
                           Schedule 1.1(b) attached hereto and made a part hereof for all purposes, excluding, however, the Chevrolet Silverado Crew Cab (Dually) one ton pick-up truck sometimes located on the Land and such other excluded items as set forth on Schedule 1.1(b) (the "Personal Property");

                  1.1(c) any and all of Sellers' right, title and interest in and to (i) plans, and specifications (the "Plans),
                           (ii)  warranties and guaranties  (the  "Warranties"),
                           (iii) licenses, permits and governmental approvals (the "Licenses") and (iv) the right to enforce any of the foregoing; and

                  1.1(d) all right, title interest of Sellers in and to those lease agreements and any amendments thereto, affecting or relating to the Land and Improvements (the "Leases") and to any security deposits held by Sellers at the Closing.

         1.2 All of the Property will be transferred to Buyer at Closing (as hereinafter defined) free and clear of all liens, claims and encumbrances except for the Permitted Encumbrances (as hereinafter defined).

         1.3 Though Family Life has substantially completed Bridgepoint Five and has received a temporary occupancy certificate ("TCO") from the City of Austin for Bridgepoint Five, there are various punch list items and other improvement that remain incomplete, including, but not limited to, installation of the marble in the lobby of Bridgepoint Five which has been special ordered and will not arrive until January, 1998. In addition, though Bridgepoint Two has been finally completed, the final certificate of occupancy for Bridgepoint Two has not been received from the City of Austin. As part of the consideration for the purchase and sale of the Property, Sellers agree to complete construction of Bridgepoint Five in accordance with the construction contract between Family Life and Constructors, Inc. and in accordance with the requirements of the Lease between Family Life, as Landlord, and International Business Machines Corporation ("IBM"), as Tenant (the "BP Five Lease") (which BP Five Lease has been assigned by IBM to Tivoli Systems Subsidiary, Inc.) and agrees to fully complete Bridgepoint Five, pay all amounts properly due to Constructors, Inc. under the Bridgepoint Five construction contract and obtain a final certificate of occupancy for Bridgepoint Two and Bridgepoint Five from the City of Austin. In connection therewith, to the extent Sellers need to retain rights to the Plans, Warranties, or Licenses to complete such construction, Buyer acknowledges that Sellers shall retain such rights at Closing, and will complete the assignment of such rights as soon as the construction has been completed, all warranties have been issued by the contractors, and all certificates of occupancy for Bridgepoint Two and Bridgepoint Five have been issued.

                                        2

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Sellers and Buyer agree to cooperate  with each other in order to accomplish the foregoing. This provision shall survive Closing.

2. Earnest Money. Upon the execution of this Agreement, Buyer will deposit with Heritage Title Company of Austin, Inc., 301 Congress Avenue, Suite 450, Austin, Travis County, Texas Attention: Jan Dwyer (the "Title Company"), as escrow agent, a total of Seven Million and No/100 Dollars ($7,000,000.00) in immediately available funds in consideration for this Agreement and the Inspection Period (defined below) (the "Earnest Money"). The Earnest Money shall be held by the Title Company in an interest bearing account. All interest earned on the Earnest Money shall be credited to Buyer at Closing.

3. Purchase Price

         3.1 The purchase price for the Property will be Seventy-eight Million and No/100 Dollars ($78,000,000.00) (the "Purchase Price"), to be paid in immediately available funds at Closing, subject to the adjustments described in this Agreement.

         3.2 All rents ("Rents"), real and personal property taxes, owners association assessments, utility charges and all other expenses related to the ownership and operation of the Property will be prorated as of 12:01 a.m. on the Closing Date. All rents for the month of Closing, regardless of whether same have been collected prior to Closing, will be prorated at the Closing. Final meter readings will be made as of the Closing Date, and Sellers will arrange for and pay for final billings through the Closing Date. Buyer will pay Sellers at Closing for any deposits held by the providers of such utilities to the extent such deposits will be refundable to Buyer. Sellers will have the right to use commercially reasonable means in pursuing collection from Southwestern Bell Yellow Pages for delinquent common area maintenance charges and expenses for 1995 and 1996, and to collect the Additional Tenant Improvement Allowances (as defined in the respective leases) from Silicon Graphics, Inc. (recently billed, but not yet paid) and International Business Machines Incorporated (and its subsidiary Tivoli Systems Subsidiary, Inc.) (final amount not yet determined or billed), including filing lawsuits to obtain money judgments against any such tenants to recover same; provided, however, Sellers shall not have the right to seek any equitable remedies to evict such tenants or otherwise terminate any of the Leases. Sellers agree to keep Buyer reasonably apprised of any collection efforts made, or litigation filed, by Sellers to collect any delinquent rents, including copying Buyer on all correspondence and pleadings. At any time, Buyer shall have the right to purchase any of the aforesaid receivables for the face amount of such receivable, or such lesser amount as is acceptable to Seller, if any.

         3.3 Attached hereto as Schedule 3.3 is a schedule titled "Lease Commissions and Unfunded Tenant Improvements", which schedule sets forth the current status of various Leases, including certain obligations for commissions and tenant improvements to be allocated between Sellers and Buyer as set forth therein. The items set forth on Schedule 3.3 shall either constitute adjustments to the Purchase Price or be real property apportionments as contemplated by
Section 9 of this Agreement.

                                        3

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         3.4 Sellers  hereby  disclose to Buyer,  and Buyer hereby  acknowledges that Sellers have deposited $73,000.00 with the City of Austin to secure Sellers obligation to complete the landscaping requirements as set forth in the approved site plan and building permit for the Property. Buyer hereby acknowledges that Sellers retain all rights to such deposit, and upon completion of the landscaping requirements and agreement of the City of Austin to release such fiscal deposit, such deposit shall be returned to Sellers.

4. Delivery of Documents by Sellers

         4.1 Sellers have previously delivered to Buyer a commitment for title insurance ("Commitment") issued by Heritage Title Company of Austin, Inc., as agent for Chicago Title Insurance Company, insuring the Property for the Purchase Price and showing the Buyer as proposed insured, together with copies of all documents referenced as exceptions in the Commitment.

         4.2 Sellers have previously provided or made available to Buyer, or to the extent not previously provided or made available to Buyer, will, within one
(1) business day following the Effective Date (the "Document Date"), make available at the Property the following documents and information:

                  4.2(a) operating statements, including income and expense statements, in the possession of Sellers with respect to the operation of the Property for calendar years 1995 and 1996 and January 1, 1997 through October 31, 1997;

                  4.2(b) a current rent roll ("Rent Roll") as of November 1, 1997, listing the tenants in the Improvements, their respective locations, approximate square footage leased, annual rent, security deposits, if any, lease date, fixed rent and additional rent, unfunded tenant improvement allowances, if any, and unpaid commissions, if any, as well as any unleased space in the Improvements, if any;

                  4.2(c) a schedule listing the Personal Property that will be transferred to Buyer and will not be owned by Sellers after Closing;

                  4.2(d)   copies of all property tax statements for 1997;

                  4.2(e) copies of all utility bills for the Property for the years 1996 and 1997 year to date;

                  4.2(f) copies of all current service and vendor contracts ("Contracts") relating to the Property and all warranty agreements, if any, in the possession of Sellers;


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

                  4.2(g) copies of any environmental reports pertaining to the Property prepared on behalf of Sellers or otherwise in the possession of Sellers, if any;

                  4.2(h) a list of all major Warranties, including roof and HVAC warranties, and the warranties related to the construction of Improvements;

                  4.2(i) UCC 11 search from the Secretary of State of Texas and the County Clerk of Travis County, Texas.

                  4.2(j) estoppel certificates ("Estoppel Certificates") from the existing tenants of the Property, issued to Starwood Opportunity Fund IV, L.P.
                           ("Starwood"), in Seller's possession.

         4.3 As soon as reasonably possible, Sellers will provide to Buyer Estoppel Certificates from Tivoli Systems Subsidiary, Inc., Tandem Computers, Inc., Amherst Securities, Inc. and Texas A&M University in substantially the same form as the Estoppel Certificates described in Section 4.2(j). In addition, Sellers will make commercially reasonable efforts to obtain current letters from the existing tenants confirming that there have been no material changes in such Estoppel Certificates previously delivered to Sellers. Sellers also agree to obtain an assignment from Starwood, assigning all of Starwood's right, title and interest in and to the Estoppel Certificates issued to Starwood.

         4.4 Within one (1) day following the Effective Date, Sellers will deliver to Buyer four (4) copies of a current ALTA survey ("Survey") of the Property prepared by Tommy P. Watkins, Registered Professional Land Surveyor No. 4549, with the firm of Cunningham-Allen, Inc., together with a certification in the form attached as Exhibit H.

         4.5 Buyer's obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

                  4.5(a) No notice of default shall have been given or received by Sellers under any material agreement benefitting or affecting the Property in any respect or under the Leases and all such agreements and the Leases shall be in full force and effect (Sellers agreeing to issue default notices in a commercially reasonable manner consistent with past practices); and

                  (b) All material licenses, permits and other authorizations reasonably necessary for the current use, occupancy and operation of the Property shall be in full force and effect; provided, however, Buyer acknowledges and agrees that at Closing, Seller will not have obtained a final certificate of occupancy from the City of Austin for Bridgepoint Two or Bridgepoint Five, but will have a TCO from the City of Austin for Bridgepoint Two and Bridgepoint Five
                           and a certificate from Sellers' architect that Bridgepoint Two and Bridgepoint Five have been substantially completed in accordance with the plans and specifications.



                                        5

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5. Right of Entry, Inspection, Termination

         5.1 Buyer, at Buyer's sole cost and expense, will have until 12:00 p.m. Austin, Texas time, on December 5, 1997 (the "Inspection Period") in which to conduct investigations and inspections of the Property to determine if the Property is acceptable to Buyer, in Buyer's sole and absolute discretion. During the Inspection Period, Buyer will obtain such investigation and inspection reports related to the Property as Buyer deems necessary ("Buyer's Investigation Reports"). Sellers agree that during the Inspection Period, Buyer and its agents and representatives will be entitled to enter upon the Property, upon twenty-four (24) hour's prior telephonic notice to Sellers, or such shorter time period as is verbally agreed to by Sellers, to conduct Buyer's investigation and inspection of the Property and to prepare Buyer's Investigation Reports. Buyer agrees to (a) promptly repair any physical damage to the Property caused by Buyer, (b) to indemnify, defend and hold Sellers harmless for any damages to the Property, any personal injury suffered by any person, or any other loss, injury, liability, claim or damage arising or resulting from Buyer's inspection of the Property, or otherwise caused by Buyer or Buyer's agents and representatives during its inspection of the Property, (c) exercise all reasonable efforts to not interfere with any activities of any tenant of the Property, and (d) if Buyer terminates this Agreement prior to the expiration of the Inspection Period, return to Sellers the Commitment, the Survey and all reports, documents and due diligence information delivered by Seller to Buyer within five (5) days from such termination. Notwithstanding anything contained in this Agreement to the contrary, the foregoing indemnity and obligations of Buyer will survive the Closing of the transaction contemplated hereby or the termination of this Agreement.

         5.2 If prior to the expiration of the Inspection Period, Buyer, in Buyer's sole and absolute discretion, determines that the Property is not acceptable to Buyer, then Buyer will be entitled to terminate this Agreement by giving written notice thereof to Sellers prior to the expiration of the Inspection Period (the "Termination Notice"), and in such event (i) this Agreement will automatically terminate, (ii) upon Buyer's completion of Buyer's Termination Obligations (as hereinafter defined), the Earnest Money shall be refunded to Buyer, except for $100.00 which shall be paid to Sellers as independent consideration for this Agreement, and (iii) the parties will have no further rights or obligations under this Agreement.

         5.3 If Buyer does not timely give Sellers a Termination Notice prior to the expiration of the Inspection Period, (i) Buyer will be deemed to be satisfied with the Property in all respects, (ii) Buyer will have no further right to terminate this Agreement pursuant to this Section 5, and (iii) the Earnest Money will become non-refundable, except for the failure of Sellers to close the sale of the Property in accordance with the terms of this Agreement.

         5.4 If Buyer gives Sellers a Termination Notice prior to the expiration of the Inspection Period, or subsequently fails to close the purchase of the Property, then Buyer will comply with the following ("Buyer's Termination Obligations"): (i) repair any damage to the

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Property caused by Buyer's  investigation  and inspection of the Property,  (ii)
return to Sellers all Title Commitments, Surveys, reports or other documents delivered by Sellers to Buyer, and (iii) represent to Seller that it has destroyed all other documents included in Buyer's investigation of the Property. Notwithstanding anything contained in this Agreement to the contrary, the
agreements  and   indemnities  set  forth  in  this  Section  will  survive  the termination of this Agreement, and Sellers will have the right to enforce Buyer's Termination Obligations under this Section by specific performance.

         5.5 Buyer agrees to maintain strict confidentiality with respect to all documents and information provided by Sellers to Buyer, and to allow only limited access to such documents and information only to Buyer's attorneys and other professional agents who are assisting with the investigation and inspection of the Property. If Buyer does not close the purchase of the Property for any reason, Buyer will repair any damage to the Property caused by Buyer's inspection of the Property, and will deliver to Sellers all the documents and information provided to Buyer by Sellers (and all copies thereof made by Buyer). Buyer will indemnify and hold Sellers harmless from and against any loss, claim or liability (including, without limitation, court costs and reasonable attorneys' fees, arising or resulting from the inspections made by Buyer or Buyer's agents pursuant to this Section 5. The provisions of this Section 5.5 will survive Closing or a termination of this Agreement.

         5.6 During the term of this Agreement, and as a condition to Buyer or any of its agents, representatives or consultants entering the Property, Buyer shall, or shall cause its agents and employees to, obtain and maintain commercially reasonable insurance.

6. Title and Survey. Until December 3, 1997, Buyer will have the right to object in writing to any matters reflected by the Survey or the Title Commitment; provided, however, Buyer shall make all commercially reasonable efforts to advise Seller as soon as possible of any objections Buyer has to the Survey or the Title Commitment. All matters to which Buyer so objects are hereby referred to as "Non-Permitted Encumbrances." All matters reflected by the Survey and the Title Commitment to which such objection is not made, or any Non-Permitted Encumbrances which are subsequently waived by Buyer, will be deemed "Permitted Encumbrances." All liens of any kind (except the lien for current ad valorem taxes not yet due and payable) will be Non- Permitted Encumbrances, whether or not Buyer objects to them. Sellers, at their sole cost and expense, will have the right, but not the obligation, to cure or remove all Non-Permitted Encumbrances prior to Closing. Sellers, at their sole cost, will be obligated to cure, remove or bond around, at or before closing, all mortgages, liens and judgments (except the lien for current ad valorem taxes not yet due and payable) against the Property. If Seller is unable or unwilling to cure any Non-Permitted Encumbrance prior to Closing, Buyer, as its sole and exclusive remedies, shall either (i) terminate this Agreement and receive an immediate refund of the Earnest Money and in such event this Agreement shall be null and void and the parties shall have no further obligation or liability hereunder, except for Buyer's Termination Obligations, or (ii) waive such objection and such Non-Permitted Encumbrance shall become a Permitted Encumbrance and Buyer shall proceed to Closing. Seller and Buyer acknowledge and agree that the Closing Date shall not be extended for the purposes of curing any of Buyer's objections to the Survey or the Title Commitment.


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7. Representations and Warranties; Disclaimer

         7.1      Sellers hereby represent and warrant to Buyer that:

                  7.1(a) Sellers have the full right, power, and authority to execute, deliver and perform this Agreement without obtaining any consent or approval from any third party, and this Agreement constitutes the valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms.

                  7.1(b) The Property is not subject to any outstanding agreement(s) of sale, option(s) or other right(s) of third parties to acquire any interest therein, other than as tenants pursuant to the Leases. During the term of this Agreement, Sellers will not offer the Property for sale or in any way materially adversely affect the condition of the title of the Property without the prior written approval of the Buyer.

                  7.1(c) There are no leases affecting the Property, oral or written, except the Leases delivered to Buyer pursuant to Section 3 hereof. All tenant improvements and lease commissions associated with the existing Leases are paid or will be paid by the Closing Date, or adequate provision shall be made therefore at Closing.

                  7.1(d) Sellers have delivered to Buyer true, correct and complete copies of the Leases, with all amendments thereto which have been executed as of the date of this Agreement. The Rent Roll delivered by Sellers to Buyer are true, correct and complete in all material respects.

                  7.1(e) There are no actions, suits, arbitrations, claims or proceedings pending that (i) could materially adversely affect the ownership or operation of the Property or Sellers' ability to perform hereunder, or
                           (ii) would or could alter or be binding on Buyer and/or the Property following Closing.

                  7.1(f) Sellers have received no written notice of taking, condemnation, betterment or assessment, actual or proposed, with respect to the Property, and none has occurred.

                  7.1(g) Neither of the Sellers has received written notice of and, to Sellers' current actual knowledge, without inquiry, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto, will result in any material adverse change in the business, operation, affairs or condition

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

                           of the Property, result in or subject the Property to a material liability, or involves condemnation or eminent domain proceedings against any part of the Property.

                  7.1(h) Other than the Leases listed in the Rent Roll, neither of the Sellers has entered into any contract or agreement with respect to the occupancy of the Property which will be binding on Buyer after the Closing. The copies of the Leases heretofore delivered by Sellers to Buyer are true, correct and complete copies thereof; the Leases have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between Sellers and the tenants thereunder. Except as otherwise set forth in the Leases, the Rent Roll, the Estoppel Certificates, and in Schedule 3.3, to Sellers' current actual knowledge, without inquiry;
                           (i) each of the Leases is in full force and effect on the terms set forth therein, and Sellers have not waived any obligation of any Tenant to pay rent or perform material obligations set forth in the Leases;
                           (ii) no Tenant has asserted in writing or, has made any other assertion of any defense to, offsets or claims against, rent payable by it or the performance of its other obligations under its Lease; (iii) Sellers have no outstanding obligation to provide any Tenant with an allowance to construct, or to construct at its own expense, any tenant improvements; (iv) no Tenant is in arrears in the payment of any sums or in the performance of any material obligation required of it under its Lease beyond any applicable grace period, and no Tenant has prepaid any rent or other charges (except as disclosed in the Rent Roll); (v) no Tenant has filed a petition in bankruptcy or for the approval of a plan of reorganization or management under the Federal Bankruptcy Code or under any other similar state law, or made an admission in writing as to the relief therein provided, or otherwise become the subject of any proceeding under any federal or state bankruptcy or insolvency law, or has admitted in writing its inability to pay its debts as they become due or made an assignment for the benefit of creditors, or has petitioned for the appointment of or has had appointed a receiver, trustee or custodian for any of its property; (vi) no Tenant has requested in writing a modification of its Lease, or a release of its obligations under its Lease in any material respect or has given written notice terminating its Lease, or has been released of its obligations thereunder in any material respect prior to the normal expiration of the term thereof; (vii) except as set forth in the Leases, no jr guarantor has been released or discharged, voluntarily or involuntarily or by operation of law, from any obligation under or in connection with any Lease or any transaction related thereto; (viii) all security deposits paid by Tenants, are as set forth in the Rent Roll; (ix) all tenant finish and lease commissions due with respect to each of the Leases has been paid, except as otherwise set forth on the Rent Roll or

                           Schedule 3.3; and (x) the other information set forth in the Rent Roll is true, correct and complete in all material respects.

                  7.1(i) Other than the Leases and the Contracts, neither of the Sellers has entered into any contract or agreement with respect to the Property which will be binding on Buyer after the Closing.

                  7.1(j) Sellers have not received written notice of any threatened request, application, proceeding, plan or study which would materially adversely affect the present use or zoning of any of the Property or which would modify or realign any adjacent street or highway.

                  7.1(k) Except as set forth in the Environmental Site Assessment prepared by HBC Engineering, Inc. for Starwood Capital Group, L.P. dated September 16, 1997 (the "Environmental Report"), a copy of which has been provided by Sellers to Buyer, to Sellers' current actual knowledge, which knowledge is based solely on the Environmental Report, there are no hazardous waste, contaminants, oil, radioactive or other material on the Property, or any portion thereof, in violation of any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, except any such materials maintained in accordance with applicable law.

                  7.1(l) Neither of the Sellers is a "foreign person" within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Buyer expressly acknowledges and agrees that all of the representations and warranties made by Sellers in Section 7.1, and all subsections thereof, are expressly limited as set forth therein. Except as otherwise specifically provided, the representations and warranties made by Sellers in this Section 7.1 shall survive the Closing for a period of six (6) months from the Closing.

         7.2 DISCLAIMER OF WARRANTIES; AS IS PURCHASE. EXCEPT FOR THE SPECIFIC WARRANTIES AND REPRESENTATIONS SET FORTH IN SECTION 7.1 OF THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD, IT WILL HAVE CONDUCTED ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF ALL ASPECTS OF THE PROPERTY, IT WILL BE RELYING ON SUCH INDEPENDENT INVESTIGATION AND INSPECTION IN PURCHASING THE PROPERTY AND IT WILL NOT BE RELYING ON ANY INFORMATION PROVIDED BY SELLERS. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT AT CLOSING, BUYER WILL BE FULLY AND COMPLETELY SATISFIED THAT THE PROPERTY IS SATISFACTORY IN ALL RESPECTS FOR ITS INTENDED USE AND AFTER CLOSING, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.1, BUYER WILL HAVE NO RECOURSE WHATSOEVER
AGAINST SELLERS IN CONNECTION WITH ANY ASPECT OF THE PROPERTY, OTHER THAN SELLERS' WARRANTY OF TITLE CONTAINED IN THE
                                       10

DEED. BUYER HEREBY  ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY PROVIDED IN
SECTION 7.1, SELLERS HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY DISCLAIM ANY AND ALL REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO: (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING THE STABILITY OF THE SOIL; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON; (D) THE COMPLIANCE OF THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING, BUT NOT LIMITED TO, ANY STATE OR FEDERAL ENVIRONMENTAL LAWS; OR (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, AND BUYER HEREBY WAIVES ANY SUCH REPRESENTATION, WARRANTY, PROMISE, COVENANT, AGREEMENT OR GUARANTY.
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLERS ARE CONVEYING THE PROPERTY TO BUYER "AS IS, WHERE IS," AND "WITH ALL FAULTS."

THE FOREGOING PROVISION WILL SURVIVE CLOSING IN ALL RESPECTS.

         7.3      Buyer hereby represents to Sellers that:

                  7.3(a) Buyer is a real estate investment trust validly existing under the laws of the State of Maryland;

                  7.3(b) Buyer is duly organized and has the power (corporate or otherwise) to carry out its obligations under this Agreement.

                  7.3(c)   This  Agreement  is  a  valid  and  legally   binding
                           obligation of Buyer in accordance with its terms.

                  7.3(d) The execution, delivery and performance by Buyer of this Agreement does not and will not violate any provision of law, of any order, judgment or decree of any court or other governmental authority, or of any agreement or other instrument to which Buyer is a party or by which Buyer is bound, and will not result in a breach of or constitute a default under any agreement or other instrument which could result in the creation or imposition of any lien, charge or encumbrance of any kind upon the Property.

                  7.3(e) The execution, delivery and performance of the Agreement, and any and all documents to be executed by or received by it will not constitute a breach or default under any other agreement to which Buyer is a party or by which Buyer may be bound or affects, or a violation of any law or court order which may affect the Property, any part thereof, any interest therein, or the use thereof.

                  7.3(f) The Confidentiality Agreement attached hereto as Exhibit E is a true and correct copy of the Confidentiality Agreement executed by M & P Partners, an affiliate of Buyer, and Buyer agrees to comply with the terms of such Confidentiality Agreement.

8. Closing

         8.1 The closing ("Closing") of the sale of the Property by Sellers to Buyer will occur on or before December 5, 1997 (the "Closing Date"). Closing will occur in the offices of the Title Company or at another place and/or time as mutually agreed upon Sellers and Buyer, commencing at 12:00 p.m. on the Closing Date. At Buyer's option, Closing may be an escrow closing without the need for physical presence at the Title Company's office. At Closing, the following will occur:

                  8.1(a) Sellers, at their cost and expense, will deliver or cause to be delivered to Buyer the following (the "Closing Documents"):

                           (i) Special Warranty Deed substantially in form attached hereto as Exhibit B-1 fully executed and acknowledged by Investors, and Special Warranty Deed in substantially the form attached hereto as Exhibit B-2 fully executed and acknowledged by Family Life, conveying to Buyer the Land and Improvements, subject to the Permitted Encumbrances (collectively the "Special Warranty Deeds");

                           (ii) Special Warranty Bill of Sale in substantially the form attached hereto as Exhibit C-1, fully executed by Investors and accepted by Buyer, and the Special Warranty Bill of Sale in substantially the form attached hereto as Exhibit C-2, fully executed by Family Life and accepted by Buyer, assigning, conveying and transferring to Buyer all of the Personal Property (collectively the "Special Warranty Bill of Sale");

                           (iii) An Owner's Policy of Title Insurance ("Title Policy") issued on the form promulgated by the Texas Department of Insurance in the full amount of the Purchase Price issued by the Title Company, as agent for Chicago Title Insurance Company, naming Buyer as the insured, and insuring that Buyer is the fee owner of the Land and the Improvements, subject only to the liens securing Buyer's loan from Buyer's lender and the Permitted Encumbrances and otherwise as required by Buyer prior to the expiration of the Inspection Period;


                           (iv) IRC Section 1445 Certification executed and sworn to by Sellers;

                           (v) any documents required by the Title Company necessary to comply with IRC Section 6045;

                           (vi) the originals, if any, of all Warranties, Licenses and Plans in the possession of Sellers;

                           (vii)    originals of all Leases;

                           (viii) an Assignment and Assumption of Leases in substantially the form attached hereto as Exhibit D-1, fully executed by Investors and Buyer, and an Assignment and Assumption of Leases in substantially the form attached hereto as Exhibit D-2, fully executed by Family Life and Buyer, assigning, conveying and transferring to Buyer all of the Leases referred to therein, with Buyer assuming all of the obligations of the lessor under the Leases (collectively the "Assignment and Assumption of Leases");

                           (ix) a Notice Letter in the form attached hereto as Exhibit F-1 to be sent to all tenants of the Property, executed by Investors and Buyer and a Notice Letter in the form attached hereto as Exhibit F-2 to be sent to all tenants of the Property, executed by Family Life and Buyer; and

                           (x)      all   keys  to  the   Improvements   in  the
                                    possession of Sellers;

                           (xi) evidence satisfactory to Buyer and Title Company that the person or persons executing the Closing Documents on behalf of Sellers have full right, power and authority to do so; and

                           (xii) an affidavit as to debts and liens, if any existing against the Property.

                           (xiii) Originals of the Estoppel Certificates previously provided by Seller to Buyer, or any updates thereto obtained by Sellers, together with an assignment by Starwood of all of its right, title and interest in and to the Estoppel Certificates, and Estoppel Certificates from Tivoli Systems Subsidiary,
                                    Inc.,   Tandem

                                    Computers,  Inc., Amherst  Securities,  Inc.
                                    and Texas A&M University.

                           (xiv) Certificate from Sellers' architect that the Improvements (excluding Bridgepoint One, which was not constructed by Sellers) have been substantially completed in accordance with the applicable plans and specifications and the plans and specifications were prepared are in compliance with all applicable laws, rules and regulations.


                  8.1(b) Buyer, at its sole cost and expense, will deliver or cause to be delivered to Sellers the following:

                           (i) payment of the Purchase Price, less the Earnest Money with interest;

                           (ii) the Special Warranty Bill of Sale accepted by Buyer;

                           (iii)    the Assignment and Assumption of Leases;

                           (iv) a Notice Letter in the form attached hereto as Exhibit F to be sent to all tenants of the Property, executed by Sellers and Buyer; and

                           (v) evidence satisfactory to Sellers and the Title Company that the person executing the Closing Documents on behalf of Buyer has full right, power and authority to do so.

                  8.1(c) On or prior to the Closing Date, Sellers and Buyer will each execute and deliver Closing Statements, such affidavits or statements as may be required by the Title Company to issue the Title Policy, and any other instruments and documents which will be reasonably necessary to complete the sale of the Property.

                  8.1(d) Each of the Sellers and Buyer will pay its own legal fees incurred in connection with this Agreement.

                  8.1(e)   Sellers will pay:

                           (i) cost of the Survey, the Title Commitment and the Title Insurance premium (not to exceed the promulgated rate) necessary to issue the Title Policy referenced in Section 6 hereof;

                           (ii) a commission due to CB Commercial pursuant to separate agreement; and

                           (iii)    all other items which are  normally  paid by
                                    Sellers  in  real  estate   transactions  in
                                    Austin, Texas.

                  8.1(f)   Buyer will pay:


                           (i) the additional premium for modification of the areas and boundaries exception to read "shortages in area" only, if the same is requested by Buyer, as well as any premium for any other endorsement or the cost of any inspection fee imposed by the Title Company to delete the exception for "rights of parties in possession";

                           (ii)     the   cost   of   Buyer's   due    diligence
                                    inspection; and

                           (iii)    all other items which are  normally  paid by
                                    Buyers  in  real  estate   transactions   in
                                    Austin, Texas.

                  8.1(g) Any other closing costs not listed above in 8.1(e) and 8.1(f), including but not limited to Escrow Fees if any, will be paid one-half by Sellers and one-half by Buyer.

                  8.1(h) Upon completion of Closing, Sellers will deliver to Buyer possession of the Property, subject only to the rights of the tenants in possession pursuant to the Leases and the Permitted Encumbrances.

9.       Real Property Apportionments.

         9.1 The following items shall be apportioned at the Closing as of the close of business on the day immediately preceding the Closing Date:

                  9.1(a) all items of income and expense normally apportioned in sales of property in similar situations;

                  9.1(b) annual rents, common area maintenance charges and other fixed charges payable under the Leases and received by Sellers,

                  9.1(c) other unfixed charges payable under the Leases and received by Sellers;

                  9.1(d)   fuel, electric, water and other utility costs;

                  9.1(e) municipal assessments and governmental license and permit fees;

                  9.1(f) real estate taxes and assessments other than special assessments, based on the 1997 rates and assessed valuation;

                  9.1(g)   water rates and charges; and

                  9.1(h)    sewer taxes and rents.


         9.2 If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing, the same shall be held in trust by Sellers or Buyer, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, then to any required refunds to tenants under the Leases, and the balance, if any, shall be paid to Sellers (for the period prior to such Closing Date) and to Buyer (for the period commencing with such Closing Date).

         9.3 If, on the Closing Date, the Property shall be or shall have been affected by any special or general assessment or assessments or real property taxes payable on a lump sum or which are or may become payable in installments of which the first installment is then a charge or lien and has become payable, Sellers shall pay or cause to be paid at the Closing the unpaid installments of such assessments due up to the Closing Date and Buyer shall be responsible to pay all installments thereof which are to become due and payable after the Closing Date.

         9.4 No insurance policies of Sellers are to be transferred to Buyer, and no apportionment of the premiums therefor shall be made.

         9.5 At the Closing, Sellers shall transfer to Buyer (or credit to Buyer against the Allocable Purchase Price) the amount of all unapplied security deposits held pursuant to the terms of the Leases with respect to the Property.

         9.6 If a net amount is owed by Sellers to Buyer pursuant to this section, such amount shall be credited against the Purchase Price. If a net amount is owed by Buyer to Sellers pursuant to section, such amount shall be added to the Purchase Price.

         9.7 All adjustments for unpaid leasing commissions and unfunded tenant improvement allowances shall be apportioned as contemplated by Schedule 3.3.

10. Operation of the Property. From the date hereof until closing,  Sellers will
(i) maintain and operate the Property in a manner consistent with Sellers' maintenance and operation thereof since Sellers acquisition of the Property and use all reasonable efforts to comply with all requirements of the Leases, (ii) continue to maintain the insurance coverage with respect to the Property existing as of the Effective Date, (iii) not enter into any agreement or take any action that is (a) outside the normal scope of maintaining and operating the Property or (b) is not terminable on thirty (30) days written notice, (iv) not remove any items or Personal Property from the Property unless the same is replaced by Sellers with an article of equal suitability and value, free and clear of any lien or security interest and (v) not negotiate with or enter into an agreement to sell the Property to any other prospective purchaser of the Property.

11. Notices. Any notice or demand provided for or given pursuant to this Lease shall be in writing and served on the parties at the addresses listed below. Any notice shall be either (a)
                                       16
personally delivered to the address set forth below, in which case it shall be deemed delivered on the date of delivery to the addressee; or (b) sent by registered or certified mail/return receipt requested, in which case it shall be deemed delivered upon receipt or refusal thereof; (c) sent by a nationally recognized overnight courier, in which case it shall be deemed delivered upon receipt or refusal thereof ; or (d) sent by telecommunications ("Fax") in which case it shall be deemed delivered on the day sent, provided an original is sent to the addressee by a nationally recognized overnight courier within one (1) business day of the Fax. The addresses and Fax number listed herein may be changed by written notice to the other parties, provided, however, that no notice of a change of address or Fax number shall be effective until date of delivery of such notice. Copies of notice are for informational purposes only and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. For purposes of notice, the addresses of the parties shall be as follows:

         If to Buyer:        Health and Retirement Properties Trust
                             400 Centre Street
                             Newton, Massachusetts 02158
                             Attn: David J. Hegarty
                             Fax Number: (617) 332-2261

         with a copy to:     Jennifer Clark, Esq.
                             Sullivan & Worester, LLP
                             One Post Office Square
                             Boston, Massachusetts 02109
                             Fax Number: (617) 338-2880

         and a copy to:      Adrian M. Overstreet
                             5305 Arbutus Cove
                             Austin, Texas 78746
                             Fax Number: (512) 327-2495

         If to Sellers:      Investors Life Insurance Company of North America
                             701 Brazos, Suite 1400
                             Austin, Texas 78701
                             Attn: James M. Grace
                             Fax Number: (512) 404-5051

                             Family Life Insurance Company
                             701 Brazos, Suite 1400
                             Austin, Texas 78701
                             Attn: James M. Grace
                             Fax Number: (512) 404-5051
        with a copy to:     Sneed, Vine, & Perry, P.C.
                            901 Congress Avenue
                            Austin, Texas 78701
                            Attn: William D. Brown
                            Fax Number:  (512) 476-1825


Notice  from  counsel  to all  parties  entitle  to  notice as set forth in this
Section 10 shall constitute adequate notice.

12. Commissions. Sellers shall pay to CB Commercial ("Broker") any and all commissions, fees, or other amounts owed to Broker in connection with the sale of the Property, which payment shall be made in accordance with the Brokerage Agreement. Sellers shall defend, indemnify, and hold harmless, Buyer from any claim by Broker or any other party claiming under Sellers for any brokerage, commission, finder's or other fees relative to this Agreement or the sale of the Property, and any court costs, attorneys' fees, or other costs or expenses arising therefrom, and alleged to be due by authorization of Sellers. Buyer shall defend, indemnify, and hold harmless Sellers from any claim by any party other than Broker claiming under Buyer for any brokerage, commission, finder's, or other fees relative to this Agreement or the sale of the Property, and any court costs, attorneys' fees, or other costs or expenses arising therefrom and alleged to be due by authorization of Buyer. This provision shall survive Closing.

13. Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns. Notwithstanding the immediately preceding sentence, this Agreement may not be assigned by the Buyer without the consent of Seller; provided, however, this Agreement may be assigned directly or indirectly through one or more entities or intermediaries to an entity which is controlled by, under control with or controls Buyer without the consent of Sellers, but in no event shall Buyer be released from its obligations under this Agreement.

14. Destruction, Damage or Taking Before Closing

         14.1 In the event of damage to or destruction of all or any portion of the Property by fire or other casualty, Sellers shall properly notify Buyer of the nature and extent of such damage or destruction, and the amount, if any, of insurance proceeds that are available to make such repairs or restoration. In the event the cost to repair or reconstruct the damage caused by fire or other casualty to the Property (the "Repair Cost") does not exceed $250,000.00 in the reasonable estimation of Sellers, then this Agreement shall remain in full force and effect. If such damage or destruction has not been repaired to the reasonable satisfaction of Buyer prior to Closing, Sellers shall assign to Buyer any and all claims for the insurance proceeds of such damage or destruction of the Property and pay to Buyer or credit against the Purchase Price the amount of any deductible, but not to exceed the amount required to repair or replace the portion of the Property destroyed, and Buyer shall take title to the Property with the assignment of such proceeds and subject to such damage or destruction with no reduction of the Purchase Price. If Sellers reasonably estimate that the Repair Cost exceeds $250,000.00, Buyer shall have the option to terminate this Agreement in accordance with Section 14. If Buyer does not elect to

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

terminate, this Agreement shall remain in full force and effect, and if such damage or destruction has not been repaired to the reasonable satisfaction of Buyer prior to Closing, Sellers shall assign to Buyer any and all claims for the insurance proceeds of such damage or destruction of the Property and pay to Buyer or credit against the Purchase Price the amount of any deductible, but not to exceed the amount required to repair or replace the portion of the Property destroyed, and Buyer shall take title to the Property with the assignment of such proceeds subject to such damage or destruction with no reduction of the Purchase Price.

         14.2 In the event of eminent domain taking or the issuance of a notice of an eminent domain taking with respect to all or any substantial portion of the Property which materially affects Buyer's use of the Property and the existing Improvements prior to the Closing Date, Buyer shall have the option to terminate this Agreement in accordance with Section 13 within ten (10) business days after Buyer's receipt of written notice from Sellers (but in no event later than the Closing Date) advising of such taking or proposed taking, which notice Sellers hereby agree to give promptly upon notice of such taking or proposed taking. If Buyer shall elect not to exercise its right to terminate this Agreement, Buyer shall be obligated to consummate this transaction for the full Purchase Price (subject to the other provisions of this Agreement) and Buyer shall be entitled to receive all eminent domain awards and, to the extent the same may be necessary and appropriate, Sellers shall assign to Buyer at Closing Sellers' rights to such awards. This provision shall survive Closing.

15. Default and Remedies

         15.1 Buyer's Defaults; Seller's Remedies. If Buyer fails to complete the purchase and sale of the Property, except for a permitted right to terminate this Agreement specifically set forth herein, the Title Company shall pay the Earnest Money to Sellers as liquidated damages as Sellers' sole and exclusive remedy (it being agreed that Sellers shall have no right to enforce specific performance of this Agreement); and thereafter, this Agreement shall be null and void and all obligations imposed upon either party shall cease and terminate, except for Buyer's Termination Obligations. In the event of a default by Buyer, the parties agree that Sellers' actual damages would be very difficult to definitively ascertain because of (i) the uncertainties of the real estate market, (ii) fluctuating property values between the time of this Agreement and date of breach and (iii) differences of opinion with reference to such matters. As a result, the parties have agreed upon the liquidated damages as provided herein.

         15.2 Sellers' Defaults; Buyer's Remedies. If Sellers fail to complete the purchase and sale of the Property for any reason other than those herein provided in this Agreement, Buyer, as Buyer's sole and exclusive remedies, shall either (i) receive an immediate refund of the Earnest Money and in such event this Agreement shall be null and void and the parties shall have no further obligation or liability hereunder, except for Buyer's Termination Obligations,
(ii) seek specific performance of this Agreement, or (iii) sue for damages not to exceed the lesser of (a) Buyer's actual out-of-pocket costs paid to unrelated third parties in connection with the negotiation of this Agreement and Buyer's due diligence related to the Property, or (b) $25,000.00.

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


16. Miscellaneous

         16.1 Representations and Warranties Do Not Survive Closing. Except as specifically set forth herein, any and all representations, warranties, covenants and agreements of Sellers and Buyer, as well as any rights and benefits arising hereunder, shall not survive the Closing, but shall be merged therein.

         16.2 Entire Agreement; Modification. This Agreement embodies the entire agreement of the parties hereto, and cannot, under any circumstances, be modified orally, and no agreement shall be effective to waive, change, modify or discharge this Agreement in whole or in part unless such agreement is in writing and is signed by both Sellers and Buyer.

         16.3 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between Sellers and Buyer pertaining to the subject matter hereof and fully supersedes all prior agreements and understanding between Sellers and Buyer pertaining to such subject matter.

         16.4 Further Assurances. Both Sellers and Buyer agree that it will, without further consideration, execute and deliver such other documents and take such other action, whether prior to subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. This provision shall survive Closing.

         16.5 Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts which, when combined together, shall constitute an original of this Agreement, and all such executed counterparts shall constitute the same Agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. In addition, facsimile signatures of the parties shall be effective on all counterparts of this Agreement.

         16.6 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remainder of this Agreement shall nonetheless remain in full force and effect.

         16.7 Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to the principles of conflicts of law. The enforceability or invalidity of any one or more provisions hereby shall not affect the enforceability or validity of any other provision hereof.

         16.8 Section Headings. Section headings contained herein are for convenience only and shall not be deemed to construe or limit the meaning of the language

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

                  contained in this Agreement, or be used as interpreting the meanings and provisions hereof.

         16.9 Construction. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders. The parties acknowledge that their attorneys have reviewed and negotiated the provisions of this Agreement; therefore, the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         16.10 Covenant not to Record. Buyer will not record this Agreement. Any attempted recording of this Agreement shall constitute a default hereunder on the part of Buyer and Sellers shall have the immediate right to terminate this Agreement.

         16.11 Binding Effect. Without limiting the effect of Section 12 hereof, this Agreement shall extend to and be binding upon the successors, assigns, nominees and/or other legal representatives of the parties hereto.

         16.12    Time of Essence.  Time is of the essence of this Agreement.

         16.13 Effective Date. The "Effective Date" of this Agreement is the date this Agreement has been fully executed by Sellers and Buyer.

         16.14 Allocation of Liability. It is expressly understood and agreed that Sellers shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities, and expenses arising out of events, contractual obligations, acts, or omissions of Sellers that occurred in connection with the ownership or operation of the Property prior to the Closing and Buyer shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts, or omissions of Buyer that occur in connection with the ownership or operation of the Property after the Closing. The provisions of this section shall survive the Closing.

         16.15 Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING BUYER, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HEALTH AND RETIREMENT PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER,

                  SHAREHOLDER, EMPLOYEE OR AGENT OF BUYER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, BUYER. ALL PERSONS DEALING WITH BUYER, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF BUYER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING.

         16.16 Financials. Sellers shall provide the Buyer with access to the books and records of Sellers solely as related to the Property, for the purpose of allowing Buyer's independent auditors to prepare audited financial statements for the Property with respect to the 1996 and 1997 calendar years, such financial statements to be prepared at the Buyer's sole cost and expense. The provisions of this section shall survive the Closing hereunder.

         16.17 Publicity. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other party, which consent shall not be unreasonably withheld. Sellers shall not trade in the securities of the Buyer until a public announcement of the transactions contemplated by this Agreement has been made. No party shall record this Agreement or any notice thereof.

         IN WITNESS WHEREOF, Buyer and Sellers have executed this Agreement as of the date first set forth next to their respective signatures.

                           SELLERS: INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA, a Washington corporation



Date: November 24, 1997.              By:      /s/ Roy F. Mitte, President
                                               Roy F. Mitte, President

                                      FAMILY LIFE INSURANCE COMPANY, a
                                      Washington corporation



Date:November 24, 1997.               By:      /s/ Roy F. Mitte, President
                                               Roy F. Mitte, President


                           BUYER:     HEALTH AND RETIREMENT PROPERTIES
                                      TRUST, a Maryland real estate
                                      investment trust



Date:November 24, 1997.               By:      /s/ David J. Hegarty
                                               David J. Hegarty, President

                        RECEIPT OF EARNEST MONEY DEPOSIT
                          AND AGREEMENT OF ESCROW AGENT

Escrow Agent hereby acknowledges the receipt of the following:

         (i)      one (1) fully signed and executed copy of this Agreement; and

         (ii) the Earnest Money deposit in the amount of $7,000,000.00.

Escrow Agent hereby agrees to act as Escrow Agent under and pursuant to the terms of this Agreement.

                                      ESCROW AGENT:

                                      HERITAGE TITLE COMPANY OF AUSTIN,INC.


                                      By:/s/ Jancox Dwyer
                                         Title:
                                         Date: November 26, 1997

The exhibits to this agreement, which are summarized on the second page of this document at "EXHIBITS", have been omitted pursuant to Regulation S-K, Item 601(2). A copy of such exhibits will be provided to the Securities and Exchange Commission upon request.